Exhibit 24
POWER OF ATTORNEY
Unisys Corporation
Annual Report on Form 10-K
for the year ended December 31, 2017
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint PETER A. ALTABEF, INDER M. SINGH and GERALD P. KENNEY, and each one of them severally, his true and lawful attorneys-in-fact and agents, for such person and in such person’s name, place and stead, to sign the Unisys Corporation Annual Report on Form 10-K for the year ended December 31, 2017, and any and all amendments thereto and to file such Annual Report on Form 10-K and any and all amendments thereto with the Securities and Exchange Commission, and does hereby grant unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as said person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents and each of them may lawfully do or cause to be done by virtue hereof.
Dated: February 13, 2018

/s/ Peter A. Altabef	/s/ Philippe Germond
Peter A. Altabef	Philippe Germond
President and Chief Executive Officer; Director	Director

/s/ Jared L. Cohon	/s/ Deborah Lee James
Jared L. Cohon	Deborah Lee James
Director	Director

/s/ Alison Davis	/s/ Paul E. Martin
Alison Davis	Paul E. Martin
Director	Director

/s/ Nathaniel A. Davis	/s/ Lee D. Roberts
Nathaniel A. Davis	Lee D. Roberts
Director	Director

/s/ Denise K. Fletcher	/s/ Paul E. Weaver
Denise K. Fletcher	Paul E. Weaver
Director	Chairman of Board